Exhibit 10.5

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

CONVERTIBLE PROMISSORY NOTE

$«NoteAmount»

October 9, 2003

Seattle, Washington

For value received, Xcyte Therapies, Inc., a Delaware corporation (the “Company”), promises to pay to «Holder» (the “Holder”), the principal sum of «NoteAmountSpelled» Dollars ($«NoteAmount»). Interest shall accrue from the date of this Note on the unpaid principal amount at a rate equal to six percent (6%) per annum, compounded annually, and shall be computed on the basis of actual number of days elapsed over a year of 360 days. This Note is one of a series of Convertible Promissory Notes containing substantially identical terms and conditions issued pursuant to that certain Convertible Note and Warrant Purchase Agreement dated October 9, 2003 (the “Purchase Agreement”). Such Notes are referred to herein as the “Notes,” and the holders thereof are referred to herein as the “Holders.” This Note is subject to the following terms and conditions.

1. Maturity. Subject to Section 2, principal and any accrued but unpaid interest under this Note shall be due and payable upon demand by the Holder at any time after October 9, 2004; provided, however, that on or after February 1, 2004, upon the election of the Holders of at least a majority of the aggregate principal amount of the Notes issued under the Purchase Agreement, the Maturity Date may be accelerated to a date after February 1, 2004 specified by such Holders (October 9, 2004, or such earlier specified date are collectively referred to as the “Maturity Date”). Unless previously converted in accordance with Section 2, and notwithstanding the foregoing sentence, the entire unpaid principal sum of this Note, together with accrued and unpaid interest thereon, shall become immediately due and payable upon a Change of Control (as defined below), the insolvency of the Company, the commission of any act of bankruptcy by the Company, the execution by the Company of a general assignment for the benefit of creditors, the filing by or against the Company of a petition in bankruptcy or any petition for relief under the federal bankruptcy act or the continuation of such petition without dismissal for a period of 90 days or more, or the appointment of a receiver or trustee to take possession of the property or assets of the Company. A “Change of Control” shall mean (i) the sale of all or substantially all of the assets of the Company in a single transaction or series of related transactions or (ii) any merger, reorganization, sale, acquisition, consolidation or other transaction involving the Company in which the Company’s stockholders immediately prior to such transaction, or series of related transactions, possess less than 50% of the voting power of the surviving entity (or parent, if any) immediately after the transaction or series of related transactions, provided that the term “Change of Control” shall not include a merger of the Company effected exclusively for the purpose of changing the domicile of the Company.

2. Conversion.

(a) Investment by the Holder.

(i) If the Company consummates its initial underwritten, firm commitment public offering pursuant to an effective registration under the Securities Act of 1933, as amended, in which all of the Company’s outstanding preferred stock converts to common stock pursuant to Section C (4)(5.2) of the Company’s Amended and Restated Certificate of Incorporation (“IPO”) prior to the Maturity Date, the entire principal amount of and accrued but unpaid interest on this Note shall be converted automatically into shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”), simultaneously with the closing of the IPO. The number of shares of Common Stock to be issued upon such conversion shall be equal to the quotient obtained by dividing (A) the entire principal amount of this Note plus accrued but unpaid interest as of such closing by (B) $1.75 (as adjusted for stock splits, dividends, recapitalization and like transactions), rounded to the nearest whole share.

(ii) If the Company closes a subsequent, venture-backed, private equity preferred stock financing in a single transaction or series of related transactions yielding gross proceeds to the Company of at least $7,500,000 in the aggregate (excluding the conversion of the Notes) (the “Next Private Financing”) prior to an IPO and prior to the Maturity Date, then, upon the election of the Holders of at least a majority of the aggregate principal amount of the Notes issued under the Purchase Agreement, the entire principal amount of this Note plus accrued but unpaid interest shall be converted automatically into shares of the Company’s equity securities (the “Equity Securities”) issued and sold at the close of such Next Private Financing. The number of shares of Equity Securities to be issued upon such conversion shall be equal to the quotient obtained by dividing (A) the entire principal amount of this Note plus accrued but unpaid interest by (B) the price per share of the Equity Securities, rounded to the nearest whole share, and the issuance of such shares upon such conversion shall be upon the terms and subject to the conditions applicable to the Next Private Financing.

(b) Mechanics and Effect of Conversion. No fractional shares of Common Stock will be issued upon conversion of this Note. In lieu of any fractional share to which the Holder would otherwise be entitled, the Company will pay to the Holder in cash the amount of the unconverted principal and interest balance of this Note that would otherwise be converted into such fractional share. Upon conversion of this Note pursuant to this Section 2, the Holder shall surrender this Note, duly endorsed, at the principal offices of the Company or any transfer agent of the Company. At its expense, the Company will, as soon as practicable thereafter, issue and deliver to such Holder, at such principal office, a certificate or certificates for the number of shares of Common Stock to which such Holder is entitled upon such conversion, together with any other securities and property to which the Holder is entitled upon such conversion under the terms of this Note, including a check payable to the Holder for any cash amounts payable as described herein. Upon conversion of this Note pursuant to this Section 2, this Note shall be cancelled and shall no longer be an obligation of the Company.

3. Payment. All payments hereunder shall be made in lawful money of the United States of America at such place as the Holder hereof may from time to time designate in writing to the Company. The Company shall not prepay this Note without the written consent of the Holder, in which case any prepayment of principal shall be accompanied by a payment of accrued but unpaid interest in respect of the principal being prepaid; provided, however, that no such prepayment may be made on this Note without the Company making an offer to prepay pro rata all other outstanding Notes. Payment shall be credited first to costs of collection, if any, then to the accrued interest then due and payable and the remainder applied to principal. If any day on which a payment is due pursuant to the terms of this Note is not a day on which banks in the State of Washington are generally open (a “Business Day”), such payment shall be due on the next Business Day following, and such extension of time shall in such case be included in the computation of payment of interest due.

4. Transfer; Successors and Assigns. The holder of this Note may, prior to the Maturity Date, surrender this Note at the principal office of the Company for transfer or exchange. Within a reasonable time after notice to the Company from such holder of its intention to make such exchange and without expense to such holder, except for any transfer or similar tax which may be imposed on the transfer or exchange, the Company shall issue in exchange therefor another note or notes for the same aggregate principal amount as the unpaid principal amount of the Note so surrendered, having the same maturity and rate of interest, containing the same provisions and subject to the same terms and conditions as this Note. Each new Note shall be made payable to such person or persons, or transferees, as such holder may designate, and such transfer or exchange shall be made in such a manner that no gain or loss of principal or interest shall result therefrom. The Company may elect not to permit a transfer of the Note if it has not obtained satisfactory assurance that such transfer: (a) is exempt from the registration requirements of, or covered by an effective registration statement under, the Securities Act of 1933, as amended, and the rules and regulations thereunder, and (b) is in compliance with all applicable state securities laws.

5. Governing Law. This Note shall be governed, construed and interpreted in accordance with the laws of the State of Washington, without giving effect to principles of conflicts of law.

6. Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, or 48 hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, if such notice is addressed to the party to be notified at such party’s address or facsimile number as set forth below or as subsequently modified by written notice.

7. Amendments and Waivers. Any term of this Note may be amended or waived only with the written consent of the Company and the Holders of at least a majority of the aggregate principal amount of the Notes issued under the Purchase Agreement. Any amendment or waiver effected in accordance with this Section 7 shall be binding upon the Company, each Holder and each transferee of any Note, even if they do not execute such amendment or waiver; provided, however, that any amendment hereof that would materially adversely affect the Holder in a manner different from all other Holders shall also require the consent of such Holder. A waiver of any right or remedy under this Note on any occasion shall not be a bar to exercise the same right or remedy on any subsequent occasion or of any other right or remedy at any time.

8. Action to Collect on Note. If this Note is not paid in accordance with its terms, the Company shall pay all costs of collection of the principal and accrued interest including, without limitation, reasonable attorney’s fees, court costs and other costs incurred in connection with seeking the enforcement of payment of this Note.

9. Loss of Note. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Note or any Note exchanged for it, or surrender and cancellation of such Note (in the case of mutilation), the Company will make and deliver in lieu of such Note a new Note of like tenor.

10. NOTICE REGARDING ORAL COMMITMENTS. ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT, OR TO FORBEAR FROM ENFORCING PAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

11. Presentment, Demand, Etc. The Company hereby expressly waives presentment, demand, and protest, notice of demand, dishonor and nonpayment of this Note, and all other notices or demands of any kind in connection with the delivery, acceptance, performance, default or enforcement hereof, and hereby consents to any delays, extensions of time, renewals, waivers or modifications that may be granted or consented to by the holder hereof with respect to the time of payment or any other provision hereof.

12. Severability. In the event any one or more of the provisions of this Note shall for any reason be held to be invalid, illegal or unenforceable, in whole or in part or in any respect, or in the event that any one or more of the provisions of this Note operate or would prospectively operate to invalidate this Note, then and in any such event, such provision(s) only shall be deemed null and void and shall not affect any other provision of this Note and the remaining provisions of this Note shall remain operative and in full force and effect and in no way shall be affected, prejudiced, or disturbed thereby.

(Signature page follows)

COMPANY:

XCYTE THERAPIES, INC.

By:

Name:

(print)

Title:

Address: 1124 Columbia Street

Suite 130

Seattle, WA 98104

[SIGNATURE PAGE TO CONVERTIBLE PROMISSORY NOTE]